Exhibit 8.4

Bridgewater Place • Post Office Box 352

Grand Rapids, Michigan 49501-0352

Telephone 616/336-6000 • Fax 616/336-7000 • www.varnumlaw.com

May 31, 2007

TWE, Ltd.

c/o Maples Finance Limited

P.O. Box 1093 GT, Queensgate House, South Church Street

George Town, Grand Cayman, Cayman Islands

Attention: The Directors

Re:      Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Independent Bank Corporation, a Michigan corporation (the "Company") and IBC Capital Finance III ("Capital Finance III"), a statutory trust created under the laws of Delaware, in connection with  certain Trust Preferred Securities issued or to be issued by Capital Finance III, and with respect to the Guarantee and the Junior Subordinated Debentures to be issued by the Company to Capital Finance III in connection with such issuance of the Trust Preferred Securities. All capitalized terms not otherwise defined herein shall have the meaning as described in the Operative Documents (as defined below).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Trust of Capital Finance III dated as of May 25, 2007; (ii) the form of Amended and Restated Trust Agreement of Capital Finance III; (iii) the form of Preferred Securities Certificate of Capital Finance III; (iv) the form of Preferred Securities Guarantee Agreement for Capital Finance III; (v) the form of Junior Subordinated Debenture; and (vi) the form of the Indenture, in each case in the form represented to us as being final in connection with this transaction (collectively, the "Operative Documents"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company or Capital Finance III, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the

Grand Haven • Grand Rapids • Kalamazoo • Lansing • Novi

TWE, Ltd.

May 25, 2007

Operative Documents, when executed, will be executed in substantially the form reviewed by us and that their terms will not violate any applicable law. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon factual statements and factual representations of officers, trustees, and other representatives of the Company and Capital Finance III, and others.

            Based upon the foregoing, and subject to the qualifications and limitations stated herein, and assuming (i) that the final Operative Documents will be substantially identical to the forms examined, (ii) full compliance with all the terms of the final Operative Documents, and (iii) the accuracy of representations made by the Company and delivered to us, we are of the opinion that:

                        (a)        The Subordinated Debt Securities will be treated for U.S. federal income tax purposes as indebtedness of the Company.

                        (b)        The Trust will be classified for U.S. federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

            The opinions expressed above are based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations, published interpretations by the Internal Revenue Service of the Code and such Treasury regulations, and existing court decisions, any of which could be changed at any time.  Any such changes may or may not be retroactively applied, and may result in federal income tax consequences that differ from those reflected in the opinions set forth above.

We note that we have found no authority directly on point dealing with securities such as those referenced above nor with transactions of the type described herein, and that the authorities on which this opinion is based are subject to various interpretations.  Further, you should be aware that opinions of counsel have no official status and are not binding on the Internal Revenue Service or the courts.  Accordingly, we can provide no assurance that the interpretation of the federal income tax laws set forth in our opinions will prevail if challenged by the IRS in an administrative or judicial proceeding.

            Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts (including the taking of any action by any party to any of the transactions described in the Operative Documents relating to such transactions), or in the Operative Documents on which this opinion is based, or an inaccuracy in any of the representations upon which we have relied in rendering this opinion.

            We express no opinion with respect to any matter not specifically addressed by the foregoing opinions, including state or local tax consequences, or any federal, state, or local issue not specifically referred to and discussed above including, without limitation, the effect on the matters covered by this opinion of the laws of any other jurisdiction.

TWE, Ltd.

May 25, 2007

            To ensure compliance with IRS regulations, we inform you that any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax penalties.  If any tax advice contained herein is used or referred to by other parties in promoting, marketing or recommending any partnership or other entity, investment plan or arrangement, then (i) the advice should be construed as written in connection with the promotion or marketing by others of the transaction(s) or matter(s) addressed in this communication and (ii) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent advisor.

            This letter is delivered for the benefit of the specified addressee and may not be relied upon by any other person except any Subsequent Purchaser (as defined in the Operative Documents).  No portion of this letter may be quoted or otherwise referred to in any document or delivered to any other person or entity without the express written consent of Varnum, Riddering, Schmidt & Howlett LLP.  This opinion letter is rendered as of the date set forth above.

Respectfully submitted,

Varnum, Riddering, Schmidt & Howlett LLP

/s/ Kaplin Jones